Report of Independent Registered Public Accounting
Firm

To the Shareholders and Board of Trustees
TIAA-CREF Institutional Mutual Funds

In planning and performing our audit of the financial statements of TIAA-CREF Institutional Mutual
Funds (comprised of the International Equity Fund,
Growth Equity Fund, Growth and Income Fund,
Equity Index Fund, Social Choice Equity Fund, Bond
Fund, Money Market Fund, Large-Cap Value Fund,
Mid-Cap Growth Fund, Mid-Cap Value Fund, Small-
Cap Equity Fund, Large-Cap Growth Index Fund,
Large-Cap Value Index Fund, S&P 500 Index Fund,
Mid-Cap Growth Index Fund, Mid-Cap Value Index
Fund, Mid-Cap Blend Index Fund, Small-Cap
Growth Index Fund, Small-Cap Value Index Fund,
Small-Cap Blend Index Fund, International Equity
Index Fund, Real Estate Securities Fund and
Inflation-Linked Bond Fund) for the year ended
September 30, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.
The management of TIAA-CREF Institutional
Mutual Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with U.S. generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.
Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.
Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards of the Public Company Accounting Oversight Board
(United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 2004.
This report is intended solely for the information and use of management and the Board of Trustees of TIAA-CREF Institutional Mutual Funds and the
Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


November 22, 2004